EXHIBIT 10.2

MONARCH COMMUNITY BANK
CHANGE IN CONTROL SEVERANCE AGREEMENT

     THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (“Agreement”) is made and entered into as of this 1st day of January, 2003, by and between Monarch Community Bank (hereinafter referred to as the “Bank”), and William C. Kurtz (the “Employee”).

     WHEREAS, the Employee is currently serving as Senior Vice President, Chief Financial Officer and Treasurer of the Bank; and

     WHEREAS, the Bank has converted to capital stock form as the subsidiary of a holding company (the “Holding Company”); and

     WHEREAS, the Board of Directors believes it is in the best interests of the Bank to enter into this Agreement with the Employee in order to assure continuity of management of the Bank and to reinforce and encourage the continued attention and dedication of the Employee to the Employee’s assigned duties without distraction in the face of potentially disruptive circumstances arising from the possibility of a change in control of the Holding Company or the Bank; and

     WHEREAS, the Board of Directors has approved and authorized the execution of this Agreement with the Employee to take effect as stated in Section 2 hereof;

     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein, it is AGREED as follows:

1.     Definitions.

     (a)  The term “Change in Control” means (1) there occurs a change in control of the Holding Company or the Bank within the meaning of the Home Owners Loan Act of 1933 or 12 C.F.R. Part 574; (2) as a result of, or in connection with, any merger or other business combination, sale of assets or contested election, the persons who were non-employee directors of the Holding Company or the Bank before such transaction or event cease to constitute a majority of the Board of Directors of the Holding Company or the Bank or any successor to the Holding Company or the Bank; (3) the Holding Company or the Bank transfers substantially all of its assets to another corporation or entity which is not an affiliate of the Holding Company or the Bank; or (4) the Holding Company or the Bank is merged or consolidated with another corporation or entity and, as a result of such merger or consolidation, less than sixty percent (60%) of the equity interest in the surviving or resulting corporation is owned by the former shareholders of the Holding Company. The term “Change in Control” shall not include an acquisition of securities by an employee benefit plan of the Bank or the Holding Company. In the application of 12 C.F.R. Part 574 to a determination of a Change in Control, determinations to be made by the OTS or its Director under such regulations shall be made by the Board of Directors.

     (b)  The term “Commencement Date” means January 1, 2003.

     (c)  The term “Date of Termination” means the date on which employment shall cease as specified in a notice of termination pursuant to Section 3(f) of this Agreement.

     (d)  The term “Involuntary Termination” means termination of the employment of Employee without the Employee’s express written consent, and shall include a material diminution of or interference with the Employee’s duties, responsibilities and benefits as Senior Vice President, Chief Financial Officer and Treasurer, defined as any of the following actions unless consented to in writing by the Employee: (1) a requirement that employee move his personal residence or perform his principal executive functions more than 25 miles from the Bank’s headquarters office as of the date hereof; (2) if, in the organizational structure of the Bank, Employee would be required to report to a person or persons other than the Chief Executive Officer; (3) if the Bank should fail to maintain Employee’s base salary or fail to maintain employee benefit plans or arrangements generally comparable to those in place at the Commencement Date, except to the extent that such reduction in employee benefit plans is part of an overall adjustment in benefits for all employees of the Bank and the Employee is otherwise compensated for such an overall adjustment in an equitable manner; (4) if Employee would be assigned substantial duties and responsibilities other than those normally associated with his position. The term “Involuntary Termination” does not include Termination for Cause or termination of employment due to retirement, death, disability or suspension or temporary or permanent prohibition from participation in the conduct of the Bank’s affairs under Section 8 of the Federal Deposit Insurance Act (“FDIA”).

     (e)  The terms “Termination for Cause” and “Terminated For Cause” mean termination of the employment of the Employee because of the Employee’s personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, failure to follow one or more specific written directives of the Chief Executive Officer, reasonable in nature and scope, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement (which is not cured within 30 days after its occurrence and notice to Employee).

2.     Term. The term of this Agreement shall be a period of two years commencing on the Commencement Date, subject to earlier termination as provided herein. Beginning on the first anniversary of the Commencement Date, and on each anniversary thereafter, the term of this Agreement shall be extended for a period of one year in addition to the then-remaining term, unless; (i) the Board of Directors of the Bank has not explicitly reviewed and approved the extension, or (ii) either party provides to the other party a written notice in accordance with Section 8 which states the clear intention of that party to not renew this Agreement. Such a notice must be sent to the other party no less than sixty (60) days prior to the date on which the term of employment under this Agreement would otherwise be extended.

3.     Severance Benefits; Regulatory Provisions.

     (a)  Involuntary Termination in Connection With a Change in Control. In the event of Involuntary Termination in connection with or within 24 months after a Change in Control which occurs during the term of this Agreement, the Bank shall, subject to Section 4 of this Agreement, (1) pay to the Employee in a lump sum in cash within 25 business days after the Date of Termination an amount equal to 100% of the Employee’s current annual base salary; and (2) provide to the Employee during the remaining term of this Agreement following the Date of Termination, such health insurance benefits as the Bank maintained for the Employee at the Date of Termination on terms as favorable to the Employee as applied at the Date of Termination.

     (b)  Temporary Suspension or Prohibition. If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the FDIA, 12 U.S.C. § 1818(e)(3) and (g)(1), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate in whole or in part any of its obligations which were suspended.

     (c)  Permanent Suspension or Prohibition. If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIA, 12 U.S.C. § 1818(e)(4) and (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

     (d)  Default of the Bank. If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties.

     (e)  Termination by Regulators. All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (1) by the Director of the Office of Thrift Supervision (the “Director”) or his or her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA; or (2) by the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by any such action.

     (f)  Notice of Termination. In the event that the Bank desires to terminate the employment of the Employee in connection with or within 12 months after a Change in Control which Change in Control occurs during the term of this Agreement, the Bank shall deliver to the Employee a written notice of termination, stating whether such termination constitutes Termination for Cause or Involuntary Termination, setting forth in reasonable detail the facts and circumstances that are the basis for the termination, and specifying the date upon which employment shall terminate, which date shall be at least 30 days after the date upon which the notice is delivered except in the case of Termination for Cause. In the event that the Employee determines in good faith that he has experienced an Involuntary Termination of his employment in connection with or within 12 months after a Change in Control which Change in Control occurs during the term of this Agreement, he shall send a written notice to the Bank stating the circumstances that constitute such Involuntary Termination and the date upon which his employment shall have terminated due to such Involuntary Termination.

4.     Certain Reduction of Payments and Benefits by the Bank.

     (a)  Notwithstanding any other provision of this Agreement, if the value and amounts of benefits under this Agreement, together with any other amounts and the value of benefits received or to be received by the Employee in connection with a Change in Control would cause any amount to be nondeductible by the Bank or the Holding Company for federal income tax purposes pursuant to Section 280G of the Internal Revenue Code of 1986, as amended, then amounts and benefits under this Agreement shall be reduced (not less than zero) to the extent necessary so as to maximize amounts and the value of benefits to the Employee without causing any amount to become nondeductible by the Bank or the Holding Company pursuant to or by reason of such Section 280G. The Employee shall determine the allocation of such reduction among payments and benefits to the Employee.

     (b)  Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and any regulations promulgated thereunder.

5.     No Mitigation; No Right to Continued Employment. The Employee shall not be required to mitigate the amount of any salary or other payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Employee as the result of employment by another employer, by retirement benefits after the date of termination or otherwise. This Agreement shall not be construed as providing the Employee any right to be retained in the employ of the Bank or any affiliate of the Bank.

6.     Attorneys Fees. If the Employee is purportedly Terminated for Cause and the Bank denies payments and/or benefits under Section 3(a) of this Agreement on the basis that the Employee experienced Termination for Cause rather than Involuntary Termination, but it is determined by a court of competent jurisdiction or by an arbitrator pursuant to Section 13 that cause as contemplated by Section 1(e) of this Agreement did not exist for termination of the Employee’s employment, or if in any event it is determined by any such court or arbitrator that the Bank has failed to make timely payment of any amounts or provision of any benefits owed to the Employee under this Agreement, the Employee shall be entitled to reimbursement for all reasonable costs, including attorneys’ fees, incurred in challenging such termination of employment or collecting such amounts or benefits. Such reimbursement shall be in addition to all rights to which the Employee is otherwise entitled under this Agreement.

7.     No Assignments.

     (a)  This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Bank shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank, by an assumption agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession or assignment had taken place. Failure of the Bank to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Employee to compensation from the Bank in the same amount and on the same terms as the compensation pursuant to Section 3(a) hereof. For purposes of implementing the provisions of this Section 7(a), the date on which any such succession becomes effective shall be deemed the Date of Termination.

     (b)  This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amounts would still be payable to the Employee hereunder if the Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee’s devisee, legatee or other designee or if there is no such designee, to the Employee’s estate.

8.     Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, to the Bank at its home office, to the attention of the Board of Directors with a copy to the Secretary of the Bank, or, if to the Employee, to such home or other address as the Employee has most recently provided in writing to the Bank.

9.     Amendments. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

10.     Headings. The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

11.     Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

12.     Governing Law. This Agreement shall be governed by the laws of the United States to the extent applicable and otherwise by the laws of the State of Michigan without reference to its provisions concerning conflicts of laws.

13.     Arbitration.

     (a)  In the event of dispute under this Agreement, the parties agree pursuant to MCLA 600.5001; MSA 27A.5001, et seq., to binding arbitration in accordance with the rules of the American Arbitration Association (“AAA”) in effect at the time a demand for arbitration of the dispute is made, with the place of arbitration being Coldwater, Michigan. The Bank shall pay all expenses for attorneys, fees and costs for both Bank and Employee, except as is otherwise determined by the arbitrator. Employee shall be entitled to attorneys of his choosing, and Bank shall promptly pay, when invoiced, for Employee’s reasonable expenses for attorneys, fees and costs. The decision and award of the arbitrator made under the AAA rules shall be exclusive, final and binding on all parties, their heirs, representatives, affiliates, successors and assigns. It is further agreed that any arbitration award may be certified to the Branch County Circuit Court which shall render a judgment upon the award made pursuant to said arbitration. In the event Employee or the Bank shall require equitable relief prior to the selection of an arbitrator to resolve the dispute, either party may seek temporary equitable relief from any court having jurisdiction of the dispute, subject to any final relief awarded by the arbitrator.

     (b)  Limited civil discovery shall be permitted for the production of documents and the taking of depositions, provided, however, that no party is permitted to take the deposition of more than three witnesses except by agreement of the other party or upon order of the arbitrator pursuant to the motion of a party. Subject to the foregoing limitations, discovery shall be conducted in accordance with the Michigan Court Rules with any enforcement issues resolved by the arbitrator.

     (c)  The arbitration and all proceedings, discovery and any award of the arbitrator, are confidential. Neither the parties nor the arbitrator shall disclose any information gained during the course of the arbitration to any person or entity who is not a party to the arbitration unless permitted by law. Attendance at the arbitration shall be limited to the parties, counsel and those called as witnesses.

     (d)  Employee and the Bank acknowledge that each has had the opportunity to consult with counsel of choice before signing this Agreement, and Employee and the Bank each hereby knowingly and voluntarily, without coercion, WAIVES ALL RIGHTS TO TRIAL BY JURY of all disputes between them and instead agrees to binding arbitration.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

     THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

ATTEST:MONARCH COMMUNITY BANK

Andrew J. Van Doren, Secretary		By: Frank Tripp
	Its:	Chairman of the Board

EMPLOYEE

William C. Kurtz